UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
November 26, 2008
(Date of earliest event reported)

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

Delaware	001-14039	64-0844345
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 North Canal St.
Natchez, Mississippi  39120
(Address of principal executive offices, including zip code)

(601) 442-1601
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments

On November 26, 2008, the Company decided to suspend operations underway to develop the Entrada Field located on the Garden Banks 782 Block in the deepwater of the Gulf of Mexico. The Entrada Field is owned 50% by a subsidiary of Callon, which is the operator.

The Company drilled the GB 782 # 3 well to a total depth of 21,100 feet and the well needs to be sidetracked back toward the original GB 782 #2 discovery well. The significantly higher than expected costs incurred to date and commodity prices which have declined to less than half of their levels when development operations began in mid-2008, has resulted in a serious decline in project economics. After reviewing all of these factors, the Company has decided to suspend development efforts. Although, under current economic conditions the Company does not anticipate returning to the project, the Company’s board of directors has not definitively determined to abandon the project. The Company will continue to explore all available opportunities to realize value from the project.

Under the full-cost accounting rules of the Securities and Exchange Commission (“SEC”), the Company reviews the carrying value of its proved oil and gas properties each quarter. Under these rules, capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization and deferred income taxes, may not exceed the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10%, plus the lower of cost or fair value of unevaluated properties, net of related tax effects (the full-cost ceiling amount). These rules generally require pricing future oil and gas production at the unescalated market price for oil and gas at the end of each fiscal quarter and require a write-down if the “ceiling” is exceeded. The Company anticipates that the ceiling with respect to its oil and gas assets will be exceeded at its fiscal year end as a result of the decline in project economics in the Entrada Field and that the Company consequently will be required to recognize a material write-down.

The Company is unable to determine the amount of such write-down at this time because such amount will depend on, among other things: the price of oil and gas at year end; the amount of increase or decrease in the Company’s other reserves; abandonment costs and amounts received from salvage of equipment, if the Company chooses to abandon the Entrada project; and the amount of all of the other items included in the Company’s full-cost pool. However, notwithstanding the foregoing and assuming that the Entrada Field were to be entirely abandoned and oil and gas prices were to remain at their November 26, 2008 levels, the Company believes that its write-down could be in the order of magnitude of $250 million to $350 million. The Company will file an amendment to this Form 8-K upon such time as it determines the amount of this anticipated write-down.

This Form 8-K contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the Company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect the Company’s future results and could cause results to differ materially from those expressed in the Company’s forward-looking statements are discussed in the Company’s filings with the SEC, including the Company’s Annual Reports on Form 10-K, available on the Company’s website or the SEC’s website at www.sec.gov.

Item 7.01.  Regulation FD Disclosure

The following information, including Exhibit 99.1, is being furnished pursuant to Item 7.01 “Regulation FD Disclosure,” not filed, for purposes of Section 18 of the Exchange Act.  This information shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On November 26, 2008, Callon Petroleum Company issued the press release attached as Exhibit 99.1 reporting that the company has suspended development operations at its Entrada Field Prospect. Under current economic conditions the Company does not anticipate returning to the project.

Section 9 — Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits

Exhibit Number	Title of Document

99.1	Press release dated November 26, 2008 providing information regarding suspension of operations at its Entrada Field Prospect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company

December 3, 2008	By:	/s/ Bob F. Weatherly
Bob F. Weatherly
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

99.1	Press release dated November 26, 2008 providing information regarding suspension of operations at its Entrada Field Prospect.